Exhibit (d)(4)
EXPENSE LIMITATION AGREEMENT
AGREEMENT made as of the 1st day of April 2008 by and between RidgeWorth Funds (the “Trust”), a Massachusetts business trust, RidgeWorth Capital Management Inc. (the “Adviser”) and each investment subadviser listed on Schedule B (“Subadviser”) with respect to the series of the Trust (the “Funds”) set forth on Schedule B (together, the “Parties”).
The Adviser and each Subadviser hereby agree to waive their fees and the Adviser agrees to reimburse expenses to the extent necessary to limit total operating expenses (excluding taxes, brokerage commissions, substitute dividend expenses on securities sold short, extraordinary expenses and estimated indirect expenses attributable to investments in other funds, such as ETFs) for Funds set forth on Schedule A to the levels set forth on Schedule A until August 1, 2008. The total advisory fees waived shall be borne 60% by the Adviser and 40% by each Subadviser for all Funds on Schedule A except the Seix Floating Rate High Income Fund, which shall be borne 40% by the Adviser and 60% by the Subadviser.
If at any point before August 1, 2010, it becomes unnecessary for the Adviser to waive fees and make reimbursements and a Subadviser to make reimbursements for a particular Fund, the Adviser and the Subadviser may retain the difference between the Total Annual Fund Operating Expenses of that Fund and the applicable expense cap to recapture any of its prior waivers or reimbursements.
The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund’s expenses, and that the Adviser’s guarantee of Fund expense ratios takes into account these expenses-limiting arrangements.

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed as of the day and year first written above.

RIDGEWORTH FUNDS	RIDGEWORTH CAPITAL MANAGEMENT, INC.

By:	By:

Name:	Name:

Title:	Title:

SILVANT CAPITAL MANAGEMENT LLC	STABLERIVER CAPITAL MANAGEMENT LLC
(with respect to the Select Large Cap Growth Stock Fund)	(with respect to the Institutional Cash Management Money Market Fund, the Institutional Municipal Cash Reserve Fund, the Institutional U.S. Government Securities Money Market Fund, the Institutional U.S. Treasury Securities Money Market Fund)

By:	By:

Name:	Name:

Title:	Title:

SEIX INVESTMENT ADVISORS LLC
(with respect to the Seix Floating Rate High Income Fund)

By:

Name:

Title:

EXPENSE LIMITATION AGREEMENT
SCHEDULE A

	SHARE	EXPENSE
FUND	CLASS	LIMITATION
Select Large Cap Growth Stock Fund	I	0.95%
	A	1.25%
	C	1.95%
Seix Floating Rate High Income Fund	I	0.55%
	A	0.85%
	C	1.55%
Institutional Cash Management Money Market Fund	Institutional	0.17%
Institutional Municipal Cash Reserve Money Market Fund	Institutional	0.20%
Institutional U.S. Government Securities Money Market Fund	Institutional	0.20%
Institutional U.S. Treasury Securities Money Market Fund	Institutional	0.20%
	Corporate Trust	0.45%

SCHEDULE B

FUND NAME	SUBADVISER
Select Large Cap Growth Stock	Silvant Capital Management, LLC

Seix Floating Rate High Income	Seix Investment Advisors LLC

Institutional Cash Management Money Market	StableRiver Capital Management, LLC

Institutional Municipal Cash Reserve Money Market	StableRiver Capital Management, LLC

Institutional U.S. Government Securities Money Market	StableRiver Capital Management, LLC

Institutional U.S. Treasury Securities Money Market	StableRiver Capital Management, LLC